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                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

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                                    FORM 8-K


                                 CURRENT REPORT


                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

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       Date of report (Date of earliest event reported): February 18, 1998



                             UNITED BANKSHARES, INC.
             (Exact name of Registrant as specified in its charter)




          WEST VIRGINIA                  0-13322               55-0641179
(State or other jurisdiction of        (Commission          (I.R.S. Employer
 incorporation or organization)        file number       Identification Number)

                  300 UNITED CENTER, 500 VIRGINIA STREET, EAST
                         CHARLESTON, WEST VIRGINIA 25301
                    (Address of Principal Executive Offices)


       Registrant's telephone number, including area code: (304) 424-8761


                                       N/A
          (Former name or former address, if changed since last report)


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Item 5.   Other Events

         On February 18, 1998, United Bankshares, Inc. ("United") and Fed One Bancorp, Inc. ("Fed One") entered into an Agreement and Plan of Merger (the "Merger Agreement"). Fed One, based in Wheeling, West Virginia, operates 12 banking offices in West Virginia and Ohio through its subsidiary, Fed One Bank. The Merger Agreement provides for the merger of Fed One into a wholly-owned subsidiary of United (the "Merger") and contemplates the merger of Fed One Bank into United National Bank (the "Bank Merger"). Pursuant to the Merger Agreement, all of the shares of common stock of Fed One ("Fed One Common Stock") outstanding immediately prior to the consummation of the Merger (subject to certain exceptions) will be converted into the right to receive 0.75 of a share (subject to adjustment, as provided in the Merger Agreement, the "Exchange Ratio") of common stock of United ("United Common Stock"). The Exchange Ratio is subject to adjustment as a result of a stock split, stock dividend, recapitalization or similar transaction with respect to United Common Stock, including a proposed stock dividend declared by United and payable on March 27, 1998, to shareholders of record of United as of March 13, 1998. The Exchange Ratio is also subject to adjustment at the election of United in the event that Fed One elects to terminate the Merger Agreement because the average price of the United Common Stock during a specified period falls below a certain level. It is anticipated that the transaction will be treated as a "pooling of interests" for accounting purposes. The Merger is subject to regulatory approvals, the approval of the shareholders of Fed One, the approval of the shareholders of United of a proposed amendment to United's Restated Articles of Incorporation increasing the authorized United Common Stock, and the satisfaction of various other terms and conditions as set forth in the Merger Agreement. Upon the consummation of the Merger, United has agreed to cause Mr. Alan E. Groover, Chief Executive Officer of Fed One, to become a director of United.

         As a condition to the Merger Agreement, United and Fed One have entered into a Stock Option Agreement pursuant to which Fed One has granted United an option to purchase up to 474,800 shares (19.9%) of Fed One Common Stock at a purchase price of $33.50 per share upon the occurrence of certain events as set forth in the Stock Option Agreement.

         The press release issued by United and Fed One in connection with the announcement of the Merger Agreement and certain investor presentation materials are attached as exhibits hereto.

         This Current Report on Form 8-K, including the investor presentation materials, contains certain forward looking statements with respect to the financial condition, results of operations and business of United and Fed One on a combined basis after the proposed merger. These forward looking statements

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involve certain risks and uncertainties. Factors that may cause actual results to differ materially from those contemplated by such forward looking statements include, among others, the following possibilities: (1) expected cost savings from the proposed merger cannot be fully realized or realized within the expected time frame; (2) costs or difficulties related to the integration of the businesses of United and Fed One are greater than expected; (3 revenues following the proposed merger are lower than expected; (4) competitive pressure among depository institutions increases significantly; (5) changes in the interest rate environment reduce interest margins; (6) general economic conditions, either nationally or in the states in which the combined company will be doing business, are less favorable than expected; or (7) legislation or regulatory changes adversely affect the businesses in which the combined company would be engaged.


                              Fed One Bancorp, Inc.
                             Selected Financial Data


                                                       December 31
                                                       -----------
                                             1997          1996         1995
                                        (Dollars in million, except for shares)
Assets

Total Assets                                $366.8        $341.9       $334.3

Loans receivable, net of                     166.1         133.4        119.5
allowances for loan losses

Deposits                                     258.9         249.7        241.6

Total Shareholders' Equity                    40.6          40.0         42.1

Net Income                                     3.2           2.3          3.3

Diluted Earnings Per Share(1)                $1.36         $0.94          ---


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(1)  Earnings per share amounts reflect the adoption of Statement of
     Financial Accounting Standards No. 128, Earnings Per Share.



Item 7.    Financial Statements, Pro Forma Financial
           Information and Exhibits

           (a) Not applicable.

           (b) Not applicable.


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            (c) Exhibits.

            99.1     Press Release, dated February 18, 1998,
                     announcing the proposed merger.
            99.2     Investor presentation materials used by
                     United relating to the proposed merger.


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                                    SIGNATURE


         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.


                                          UNITED BANKSHARES, INC.



                                          By: /s/ Joseph Sowards
                                              Joseph Sowards
                                              Executive Vice President



Date:  February 18, 1998

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                                  Exhibit Index



         Exhibit No.        Description


         99.1               Press Release, dated February 18,
                            1998, announcing the proposed
                            merger.
         99.2               Investor presentation materials used
                            by United relating to the proposed
                            merger.

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